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                                                                   EXHIBIT 10.37


                                                  December 15, 1994



Santa Fe Energy Resources, Inc.
Santa Fe Energy Operating Partners, L.P.
1616 South Voss Road, Suite 1000
Houston, Texas 77057

         RE:     Master Gas Purchase Agreement

Gentlemen:

         Please refer to that certain Master Gas Purchase Agreement dated December 14, 1993 by and among Santa Fe Energy Resources, Inc. and Santa Fe Energy Operating Partners, L.P. (collectively referred to herein as "Seller") and Adobe Gas Pipeline Company, predecessor in interest to Hadson Gas Systems, Inc. ("Buyer") which Master Gas Purchase Agreement as heretofore modified or amended is hereinafter referred to as the "Agreement." Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement. Section 11.1 of Article 11 of the Agreement requires Buyer to pay for gas purchased no later than the last Working Day of the Month following the production. Buyer and Seller desire to modify such payment requirement with respect to a portion of gas deliveries. Accordingly, the parties hereto do hereby agree as follows:

         1. With respect to payments due on the last day of December 1994 and the last day of each month thereafter through and including April 1995, Buyer may, at its discretion, defer payment on up to $5 million of amounts otherwise due under said Section 11.1 for a period of thirty (30) days without penalty. However, no deferral shall be permitted for any month unless any previous deferral has been paid in full. Such deferral shall be accomplished by Seller refunding such amounts to Buyer by wire transfer from that certain revenue account No. 278-146-6 at Harris Trust and Savings Bank established in connection with the Agreement. At the end of each said thirty (30) day period, all deferred amounts shall be paid to Seller by wire transfer, together with interest from the date of such deferral calculated at the prime rate in effect from time to time at Texas Commerce Bank, National Association, plus one percent (1%).

         2. On or after the date of this letter and prior to December 20, 1994, Seller may at its discretion advance funds to Buyer, which advances shall bear interest from the date of such advance at the rate specified in paragraph
1. above. The amount which may be deferred with respect to amounts due under the Agreement as of the last Working Day of December 1994 shall be reduced by the aggregate amount of any such advances.

         3. Except as herein expressly modified or amended, the Agreement shall continue and remain in full force and effect in accordance with all the terms thereof.
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         Upon execution by all parties hereto, this letter shall constitute an agreement binding upon the parties hereto and upon their respective successors and assigns.

                                             Very truly yours,

                                             HADSON GAS SYSTEMS, INC.

                                             /s/ Greg G. Jenkins
                                             ---------------------------------
                                             Greg G. Jenkins
                                             President and
                                             Chief Executive Officer



AGREED TO AND ACCEPTED THIS
15th DAY OF DECEMBER, 1994

SANTA FE ENERGY RESOURCES, INC.


/s/ David L. Hicks
-----------------------------------------
By:      David L. Hicks
Title:   Vice President and General Counsel



AGREED TO AND ACCEPTED THIS
15th DAY OF DECEMBER, 1994

SANTA FE ENERGY OPERATING
PARTNERS, L. P.
BY SANTA FE PACIFIC EXPLORATION
COMPANY,
MANAGING GENERAL PARTNER


/s/ David L. Hicks
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By:      David L. Hicks
Title:   Vice President and General Counsel